EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and Chief Financial Officer	Investor Relations
LaCrosse Footwear, Inc.	StreetConnect, Inc.
503-262-0110 ext. 1331	800-654-3517
BOOT@stct.com
LACROSSE FOOTWEAR REPORTS
FOURTH QUARTER AND YEAR END RESULTS
Fourth Quarter and Annual Sales Up 8%; Annual Work Sales Up 23%;
Continued Strong Demand from Military and Niche Markets;
Strong Gross Margins and Balance Sheet
Portland, Ore.—February 2, 2009 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of work and outdoor footwear, today reported results for the fourth quarter and full year ended December 31, 2008.
For the fourth quarter of 2008, LaCrosse reported consolidated net sales of $35.1 million, up 8% from $32.7 million in the fourth quarter of 2007. For the full year 2008, consolidated net sales were $128.0 million, up 8% from $118.2 million in 2007.
Net income was $1.2 million or $0.18 per diluted share in the fourth quarter of 2008, compared to $2.4 million or $0.38 per diluted share in the fourth quarter of 2007. For the full year 2008, net income was $6.2 million or $0.96 per diluted share, compared to $7.3 million or $1.15 per diluted share in 2007. The results for 2008 include increased expenses of $2.2 million related to the Company’s strategic investment in its new European subsidiary, which represented an important step in LaCrosse’s plans to expand its international sales and channels over the long term.
Sales to the work market were $20.2 million for the fourth quarter of 2008, up 17% from $17.2 million for the same period of 2007. For the full year 2008, sales to the work market were $74.9 million, up 23% from $60.9 million in 2007. The strong annual growth in work sales reflects increased shipments to the government channel, including $9.6 million to the United States Marine Corps and the U.S. Army, related to previously announced delivery orders. In addition, the Company continued to penetrate into a variety of targeted, niche work markets.
Sales to the outdoor market were $14.9 million for the fourth quarter of 2008, down 3% from $15.4 million for the same period of 2007. For the full year of 2008, sales to the outdoor market were $53.1 million, down 7% from $57.3 million in 2007. While the Company continued to see growth in at-once demand in certain segments and geographies of the outdoor market, the overall decline in outdoor sales reflected the widespread decline in retail sales during 2008.

The Company continued to maintain strong gross margins. For the fourth quarter of 2008, gross margins were 38.6% of net sales, compared to 40.1% in the same period of 2007. The decline in gross margins for the fourth quarter of 2008 reflects increased discounts and allowances, as well as the impact of the product mix associated with increased shipments to the government channel. For the full year, gross margins were 39.6% of net sales, compared to 39.7% in 2007.
LaCrosse’s total operating expenses were $11.4 million or 32.4% of net sales in the fourth quarter of 2008, compared to $9.3 million or 28.6% of net sales in the fourth quarter of 2007. The increase in quarterly operating expenses reflects $1.2 million in additional costs for the Company’s new European subsidiary, and an increase of $0.9 million for additional sales, merchandizing and product development activities.
LaCrosse’s inventory at the end of 2008 increased 5.5% from the end of 2007, reflecting additional inventory for the Company’s new European subsidiary and for recent military orders. During 2008, LaCrosse paid a total of $9.3 million in dividends to its shareholders and $3.2 million in cash for the inventories and operations of its former European distributor. At the end of 2008, LaCrosse had cash and cash equivalents of $13.7 million, compared to $15.4 million at the end of 2007.
“While 2008 was an exceptionally challenging year for retail sales, we are pleased with our performance and execution overall,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We continued to grow our business and capture market share. Our success in 2008 reflects sustained efforts to diversify our channels, the power of our proven brands and the consistent focus on operational excellence by our talented and dedicated team.
“Throughout the year, the growth in our work business continued to be driven by shipments to various branches of the United States military and success in niche work markets. Our joint efforts with the U.S Army and the Marines to develop and deliver specialized boots for mountain warfare accelerated in 2008, and we expect the increased deployments in Afghanistan to continue to drive strong demand from the government channel. We also achieved strong at-once demand in certain segments of the outdoor market, despite the historic downturn in retail demand. At the same time, we have maintained strong operating efficiencies and a healthy balance sheet with no bank debt, generated steady cash flow from operations and paid dividends to our shareholders.
“Moving into 2009, we remain focused on executing our long-term strategic initiatives and investing in our business, including the expected completion of our new Midwest distribution center in the first half of the year, which will allow us to get closer to our customers and increase speed of delivery. We’re very pleased with the positive customer response to our upcoming fall product line and expect to continue to develop and introduce innovative new products in coming periods. We believe LaCrosse is increasingly well-positioned to continue to capture market share in 2009 and beyond.”
Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The first quarterly dividend will be paid on March 18, 2009 to shareholders of record as of the close of business on February 22, 2009. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock for the balance of 2009.
LaCrosse will host a conference call today, February 2, 2009, at 2:00 PM Pacific (5:00 PM Eastern) to discuss its financial results. A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-0204 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11124569). A replay will also be available on the Company’s Web site.

About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, transportation, mining, oil and gas, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future long-term strategic initiatives, planned business investments and anticipated positive outcomes of such investments, including our Midwest distribution center, anticipated acceptance by customers of upcoming product lines, the Company’s ability to develop innovative new products in the future, projected future costs and capital expenditures, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance.  Words such as  “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements.  The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of our control. For more information concerning these factors and other risks and uncertainties that could materially affect our results of operations, please refer to Part I, Item 1A—Risk Factors, of our 2007 Annual Report on Form 10-K, as supplemented or amended in our 2008 quarterly reports on Form 10-Q, which information is incorporated herein by reference.
Specific risks and uncertainties include, but are not limited to:
▪	The continued consolidation of domestic retailers, and their capital requirements to fund growth and operations, increases and concentrates our credit risk. Additionally, certain of our domestic retailers have announced significantly lower growth expectations and in some cases are reducing the number of stores in operation. Both the contraction in consumer spending and the tightening of the credit markets have created an unfavorable business environment for our partners, especially the partners who use debt to finance their inventory purchases and other operating capital requirements. If our retail partners are unable to obtain financing for their inventory purchases and to fund their operations, it could result in delayed payment or non-payment of amounts owed to us and/or a reduction in the number of sales we make to such retailers, either of which could have a material adverse effect on our results of operations.

▪	A decline in consumer spending due to unfavorable economic and consumer credit conditions could hinder our product revenues and earnings.

▪	We plan to close our two distribution centers in La Crosse, WI and open our new distribution center in Indianapolis, IN during the second quarter of 2009. If the final construction of the new facility and the related operating systems are delayed, or if the transition of inventories between the locations is interrupted, we may experience disruptions in shipping products to our customers or higher initial start-up costs than originally planned.

▪	Our newly established European subsidiary, LaCrosse Europe ApS, will increase our exposure to risks associated with foreign operations, such as compliance with foreign laws and currency risks. Additionally, if we fail to successfully transition our European customer base from our former European distributor to our newly established subsidiary, we could lose existing customers or be required to grant additional customer incentives which are less favorable than the incentives we provided to our prior distribution partner. Also, our distribution center for Europe is owned and managed by an independent third party which increases our risks associated with inventory management and timely and accurate customer shipments.

▪	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.

▪	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$35,149	$32,683	$127,956	$118,179
Cost of goods sold	21,578	19,568	77,295	71,273

Gross profit	13,571	13,115	50,661	46,906
Operating expenses	11,401	9,343	40,541	35,923

Operating income	2,170	3,772	10,120	10,983
Non-operating income (expense)	(81)	27	(24)	289

Income before income taxes	2,089	3,799	10,096	11,272
Income tax provision	905	1,390	3,929	3,972

Net income	$1,184	$2,409	$6,167	$7,300

Net income per common share:
Basic	$0.19	$0.39	$0.99	$1.20
Diluted	$0.18	$0.38	$0.96	$1.15

Weighted average number of common shares outstanding:
Basic	6,247	6,111	6,215	6,087
Diluted	6,417	6,396	6,417	6,357

Supplemental Product Line Information
Work Market Sales	$20,221	$17,235	$74,902	$60,893
Outdoor Market Sales	14,928	15,448	53,054	57,286

	$35,149	$32,683	$127,956	$118,179

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets:
Current Assets:
Cash and cash equivalents	$13,683	$15,385
Trade and other accounts receivable, net	22,449	22,593
Inventories	28,618	27,131
Prepaid expenses and other	1,402	1,068
Deferred tax assets	1,364	1,201

Total current assets	67,516	67,378

Property and equipment, net	6,137	4,963
Goodwill	10,753	10,753
Other assets	159	453

Total assets	$84,565	$83,547

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$10,478	$7,456
Accrued compensation	3,151	3,324
Other accruals	2,528	1,982

Total current liabilities	16,157	12,762

Long-term debt	—	394
Deferred revenue	375	131
Compensation and benefits	5,844	1,993
Deferred tax liabilities	777	2,282

Total liabilities	23,153	17,562

Total shareholders’ equity	61,412	65,985

Total liabilities and shareholders’ equity	$84,565	$83,547

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$6,167	$7,300
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of acquisition:
Depreciation and amortization	1,891	1,761
Loss on disposal of property and equipment	5	97
Stock-based compensation expense	577	549
Deferred income taxes	64	586
Changes in operating assets and liabilities:
Trade accounts receivable	144	(2,681)
Inventories	1,682	(5,093)
Accounts payable	3,022	2,029
Accrued expenses and other	(301)	(488)

Net cash provided by operating activities	13,251	4,060

Cash flows from investing activities:
Purchases of property and equipment	(3,176)	(1,508)
Proceeds from sale of property and equipment	—	2
Acquisition payment	(3,169)	—

Net cash used in investing activities	(6,345)	(1,506)

Cash flows from financing activities:
Cash dividends paid	(9,322)	(914)
Purchase of treasury stock	(95)	—
Proceeds from exercise of stock options	1,118	1,043

Net cash provided by (used in) financing activities	(8,299)	129

Effect of foreign currency exchange rate changes on cash and cash equivalents	(309)	—

Net increase (decrease) in cash and cash equivalents	(1,702)	2,683

Cash and cash equivalents:
Beginning of period	15,385	12,702

End of period	$13,683	$15,385

END OF FILING